EXHIBIT 10.11

Property Catastrophe

Excess of Loss

Reinsurance Contract

Effective: June 1, 2026

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

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Table of Contents

Article Page

1 Classes of Business Reinsured	1
2 Term	1
3 Special Termination	2
4 Territory (BRMA 51A)	3
5 Exclusions	3
6 Special Acceptances	5
7 Retention and Limit	5
8 Reinstatement	5
9 Florida Hurricane Catastrophe Fund	6
10 Terrorism	7
11 Definitions	7
12 Other Reinsurance	10
13 Loss Occurrence	10
14 Loss Notices and Settlements	11
15 Cash Call	12
16 Salvage and Subrogation	12
17 Premium and Rate	12
18 Sanctions	13
19 Late Payments	13
20 Offset (BRMA 36C)	14
21 Access to Records	14
22 Confidentiality	15
23 Net Retained Lines (BRMA 32E)	16
24 Errors and Omissions (BRMA 14F)	16
25 Currency	17
26 Taxes	17
27 Federal Excise Tax	17
28 Reserves	17
29 Insolvency	20
30 Arbitration	21
31 Service of Suit	22
32 Governing Law (BRMA 71B)	22
33 Non-Waiver	22
34 Severability	23
35 Notices and Contract Execution	23
36 Intermediary	23
Schedule A	25
Schedule B	26
Excluded Counties in the State of Florida	27

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Property Catastrophe

Excess of Loss

Reinsurance Contract

Effective: June 1, 2026

entered into by and between

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

(hereinafter referred to as the "Company")

and

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to individually as the "Subscribing Reinsurer"

and collectively as the "Reinsurer")

Article 1 - Classes of Business Reinsured

A. The Reinsurer shall reinsure the excess liability which may accrue to the Company under its policies in force at the effective time and date hereof or issued or renewed at or after that time and date, and classified by the Company as Direct and Assumed Property business, including business assumed by the Company in connection with depopulation of Policies from insurers of last resort, including but not limited to Citizens Property Insurance Corporation and any successor organization of such entity, subject to the terms, conditions and limitations set forth herein and in Schedules A and B attached to and forming part of this Contract.

B. The liability of the Reinsurer shall follow that of the Company in every case, including judicial interpretation, policy reformation and regulatory changes, and be subject in all respects to all the general and specific stipulations, clauses, interpretations, waivers, modifications and alterations of the Company's policies and any endorsements thereon.

C. Nothing herein shall in any manner create any obligation or establish any right against the Reinsurer in favor of third parties or any persons not parties to this Contract, except as provided in the Insolvency Article.

Article 2 - Term

A. This Contract shall become effective at 12:01 a.m., Eastern Standard Time, June 1, 2026, with respect to losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Standard Time, June 1, 2027.

B. If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration

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of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article 3 - Special Termination

A. Notwithstanding the provisions of paragraph A of the Term Article, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system), at the effective time and date of this Contract, has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system), at any time during the term of this Contract, has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's most recent financial statement filed with regulatory authorities and available to the public as of the effective time and date of this Contract; or

3. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system) experiences a reduction of 20.0% or more during any 12-month period; or

4. The Subscribing Reinsurer's A.M. Best's and/or Standard & Poor's Financial Strength Rating has been suspended or withdrawn or has been assigned or downgraded below A-, or the Subscribing Reinsurer's A.M. Best's and/or Standard & Poor's Financial Strength Rating has been downgraded two or more notches during the term of this Contract even if the resulting A.M. Best's and/or Standard & Poor's Financial Strength Rating is A- or better; or

5. The Subscribing Reinsurer has become, or has announced its intention to become, merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

6. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

7. The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision or administration (whether voluntary or involuntary), or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

8. The Subscribing Reinsurer has become involved in a scheme of arrangement or similar proceeding (whether voluntary or involuntary) which enables the Subscribing Reinsurer to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis; or

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9. The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company's prior written consent; or

10. The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

11. The Subscribing Reinsurer has transferred or delegated its claims-paying authority, as respects business subject to this Contract, to an unaffiliated entity; or

12. There is a severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the country in which the Company is incorporated or has its principal office and the country in which the Subscribing Reinsurer (or its group or holding company) is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency; or

13. The Subscribing Reinsurer has failed to comply with the funding requirements set forth in the Reserves Article.

B. In the event any of the circumstances set forth in paragraph A above occur, it is solely at the Company's option to terminate or allow a Subscribing Reinsurer to continue to participate on this Contract.

C. As respects the terminated share of the Subscribing Reinsurer's original share, if a Subscribing Reinsurer's participation under any excess layer is terminated, no future deposit premium installments shall be due the Subscribing Reinsurer for that excess layer on or after the effective date of termination. The Subscribing Reinsurer shall immediately return the unearned portion of any premium paid for any excess layer, and the minimum premium requirements set forth in the Premium and Rate Article for that excess layer shall be waived.

D. The Subscribing Reinsurer shall notify the Company immediately of the occurrence of any of the events set forth in paragraph A above. If the Subscribing Reinsurer fails to provide the Company with such notification, the Company may terminate the Subscribing Reinsurer based on a public announcement or discovery of the occurrence of such event.

E. The provisions of this Article shall survive termination or expiration of the Contract.

Article 4 - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company's policies.

Article 5 - Exclusions

A. This Contract shall not apply to and shall specifically exclude the following:

1. Liability assumed by the Company under any form of treaty reinsurance; however, group intra-company reinsurance (if applicable), agency reinsurance accepted in the normal course of business, and/or policies written by another carrier at the Company's request and reinsured 100% by the Company shall not be excluded hereunder.

2. Financial guarantee or insolvency.

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3. Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law, or confiscation by order of any government or public authority; however, this exclusion shall not apply to:

a. Loss or damage covered under a reinsured policy containing a standard war exclusion;

b. Loss or damage arising out of or caused by an act of terrorism as defined in the Definitions Article; or

c. Loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, including acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operation, provided such agents are acting secretly and not in connection with any operations of military or naval armed forces in the country where the interests insured are situated.

4. Loss or liability excluded by the Pools, Associations and Syndicates Exclusion Clause (Catastrophe) attached to and forming part of this Contract.

5. Loss or liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

6. Nuclear risks as defined in the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.) and the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada) attached to and forming part of this Contract.

7. Loss arising from communicable disease in accordance with the Limited Communicable Disease Exclusion No. 2 (Property Treaty Reinsurance) LMA 5503 (amended) attached to and forming part of this Contract.

8. Cyber Risks, E-Risks (i.e. coverage not restricted to physical loss or damage and subsequent business interruption) as per Cyber Loss Limited Exclusion Clause (Property Treaty Reinsurance) No. 1 LMA 5410 (amended) attached to and forming part of this Contract.

9. Homeowners Choice Property & Casualty Insurance Company, Inc. business in the following:

a. The counties within the State of Florida as set forth in Schedule B attached to and forming part of this Contract; and

b. Any state outside the State of Florida.

B. However, should any arbitration panel or any judicial, regulatory, or legislative entity having legal jurisdiction invalidate any exclusion in the Company's policy or the underlying policy on which the Company's policy follows form, any amount of loss for which the Company is liable because of such invalidation shall not be excluded hereunder.

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C. The exclusions enumerated above shall not apply when they are merely incidental to the main operations of the insured, provided such main operations are covered by the Company and are not themselves excluded from the scope of this Contract. The Company shall determine what is "incidental."

D. Should the Company, by reason of an inadvertent act, error, or omission, be bound to afford coverage excluded hereunder or should an existing insured extend its operations to include coverage excluded hereunder, the Reinsurer shall waive the exclusion(s). The duration of said waiver shall not extend beyond the time that notice of such coverage has been received by the responsible underwriting authority of the Company plus the minimum time period required thereafter for the Company to terminate such coverage.

Article 6 - Special Acceptances

The Company may submit to the Reinsurer for special acceptance business not covered by this

Contract. Such business, if accepted by the Reinsurer, shall be covered hereunder, and shall be subject to the terms and conditions of this Contract, except as otherwise modified by such special acceptance. A Subscribing Reinsurer shall be deemed to have accepted a risk if it has not responded within five business days after receipt of the request for special acceptance. Any business covered by special acceptance under the reinsurance contract being replaced by this

Contract will be automatically covered hereunder. Further, in the event a reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the new reinsurer will automatically accept the same as being a part of this

Contract.

Article 7 - Retention and Limit

As respects each excess layer of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as "Company's Retention" for that excess layer in Schedule A attached hereto, arising out of each loss occurrence. The Reinsurer shall then be liable, as respects each excess layer, for the amount by which such ultimate net loss exceeds the Company's applicable retention, but the liability of the Reinsurer under each excess layer shall not exceed the amount, shown as "Reinsurer's Per Occurrence Limit" for that excess layer in Schedule A attached hereto, as respects any one loss occurrence.

Article 8 - Reinstatement

A. In the event all or any portion of the reinsurance under the First and/or Second Excess Layer is exhausted by ultimate net loss, the amount so exhausted shall be reinstated immediately from the time the loss occurrence commences hereon. For each amount so reinstated under the First and/or Second Excess Layer, the Company agrees to pay additional premium equal to the product of the following:

1. The percentage of the loss occurrence limit for the First and/or Second Excess Layer (based on the ultimate net loss paid by the Reinsurer) reinstated; multiplied by

2. The earned reinsurance premium for the First and/or Second Excess Layer for the term of this Contract (exclusive of reinstatement premium).

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B. Whenever the Company requests payment by the Reinsurer of any ultimate net loss under the First and/or Second Excess Layer of reinsurance coverage provided hereunder, the Company shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer for the First and/or Second Excess Layer.

C. Notwithstanding anything stated herein, the liability of the Reinsurer under each excess layer of reinsurance coverage provided hereunder shall not exceed either of the following:

1. The amount, shown as "Reinsurer's Per Occurrence Limit" for that excess layer in Schedule A attached hereto, as respects any one loss occurrence; or

2. The amount, shown as "Reinsurer's Term Limit" for that excess layer in Schedule A attached hereto, in the aggregate for all loss occurrences commencing during the term of this Contract.

Article 9 - Florida Hurricane Catastrophe Fund

A. The Florida Hurricane Catastrophe Fund (hereinafter referred to as "FHCF") mandatory layer of coverage, which is purchased by the Company, shall be deemed to inure to the benefit of this Contract. As respects loss occurrences subject to this Contract, it is understood and agreed that the only FHCF mandatory layer of coverage deemed to inure to the benefit of this Contract are those of Condo Owners Reciprocal Exchange and Tailrow Insurance Exchange. In the event any portion of the mandatory layer of coverage is eroded or exhausted, only the remaining limit of such coverage shall be deemed to inure to the benefit of this Contract. However, any FHCF loss reimbursement shall be deemed to be paid to the Company in accordance with the FHCF reimbursement contract at the full payout level set forth therein and will be deemed not to be reduced by any inability of The State Board of Administration of the State of Florida to satisfy the actual claims-paying capacity of the FHCF.

B. Prior to the determination of the Company's FHCF retention and payout, if any, under the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Reinsurer's liability hereunder will be determined provisionally based on the projected payout, determined in accordance with the provisions of the reimbursement contract. Following determination of the payout under the reimbursement contract, the ultimate net loss under this Contract will be recalculated. If, as a result of such calculation, the loss to the Reinsurer under any excess layer of this Contract in any one loss occurrence is less than the amount previously paid by the Reinsurer under that excess layer, the Company shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer under any excess layer of this Contract in any one loss occurrence is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Company.

C. If an FHCF reimbursement amount is based on the Company's losses in more than one loss occurrence commencing during the term of this Contract, the allocation of the total FHCF reimbursement received by the Company to individual loss occurrences shall be at the sole discretion of the Company, provided that:

1. The amount allocated by the Company to any individual loss occurrence shall not exceed the amount of FHCF reimbursement to which the Company would be entitled for that loss occurrence alone; and

2. The total amount allocated by the Company to all such loss occurrences shall be equal to the total FHCF reimbursement received by the Company for such loss occurrences.

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D. Any reimbursement premiums or emergency assessment paid by the Company under the FHCF shall be deemed to be premiums paid for inuring reinsurance.

E. Condo Owners Reciprocal Exchange and Tailrow Insurance Exchange have opted for 45.0% coverage selection from the FHCF.

Article 10 - Terrorism

A. Except as provided in paragraph B below, any loss reimbursement the Company receives from the United States Government under the Terrorism Risk Insurance Act of 2002 or any subsequent amendments, extensions or reauthorizations thereof (the "Terrorism Act") as a result of loss occurrences commencing during the term of this Contract shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Contract.

B. If one or more loss occurrences commencing during the term of this Contract result(s) in recoveries made by the Company for insured losses (as defined in the Terrorism Act) under this Contract and under the Terrorism Act, and such recoveries, together with any other reinsurance recoveries made by the Company for insured losses applicable to said loss occurrence(s), exceed the amount permitted by the Terrorism Act, a percentage of any amount in excess thereof shall reduce the ultimate net loss subject to this Contract for the loss occurrence(s) to which the recoveries apply. Such percentage for each loss occurrence to which recoveries apply shall be determined by dividing the recoveries made by the Company for insured losses under this Contract in that loss occurrence by the total treaty reinsurance recoveries made by the Company for insured losses in that loss occurrence.

C. For purposes hereof, if a loss reimbursement received by the Company under the Terrorism Act is based on the Company's insured losses in more than one loss occurrence and the United States Government does not designate the amount allocable to each loss occurrence, the reimbursement shall be prorated in the proportion that the Company's insured losses in each loss occurrence bear to the Company's total insured losses arising out of all loss occurrences to which the recovery applies.

D. If a loss occurrence under this Contract involves both insured losses as defined in the Terrorism Act and losses covered hereunder which are not insured losses under the Terrorism Act, any recoveries made by the Company under this Contract in such loss occurrence shall be deemed to be made by the Company for insured losses, but only for an amount not exceeding the Company's insured losses in that loss occurrence.

Article 11 - Definitions

A. "Act of terrorism" as used in this Contract shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1. Involves violence against one or more persons; or

2. Involves damage to property; or

3. Endangers life other than the person committing the action; or

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4. Creates a risk to health or safety of the public or a section of the public.

B. "Active Subscribing Reinsurer" as used in this Contract shall mean a Subscribing Reinsurer that is not a Runoff Subscribing Reinsurer as of the due date of the claim (as specified in the Late Payments Article).

C. "Loss adjustment expense" as used in this Contract shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense, and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of salaries of the Company's field employees and other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Company's officials incurred in connection with losses covered by this Contract, declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, advertising or other extraordinary communication expenses incurred as a result of a covered loss occurrence, costs of supersedeas and appeal bonds, and extraordinary expenses arising out of a covered loss occurrence, whether or not they are allocable to a specific claim. Loss adjustment expense shall not include normal office expenses or salaries of the Company's officials except as provided for above.

D. "Loss in excess of policy limits" and "extra contractual obligations" as used in this Contract shall mean:

1. "Loss in excess of policy limits" shall mean any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company's policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits, failure by the Company to settle within a timely manner, or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2. "Extra contractual obligations" shall mean any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits, failure by the Company to settle within a timely manner, or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Coverage for extra contractual obligations and/or loss in excess of policy limits shall not apply when such loss has been incurred due to a finally adjudicated finding of fraud committed by a member of the board of directors or a corporate officer of the Company acting individually or collectively or in collusion with a member of the board of directors or a corporate officer or a partner of any other corporation or partnership.

Recoveries from any form of insurance which protects the Company against claims the subject matter of this paragraph shall inure to the benefit of this Contract.

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A Runoff Subscribing Reinsurer shall be precluded from asserting that a claim otherwise payable hereunder is loss in excess of policy limits and/or extra contractual obligations, if an Active Subscribing Reinsurer has not made such assertion.

Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

E. "Policy" as used in this Contract shall mean policies, binders, contracts, endorsements, or agreements of insurance or reinsurance, whether written or oral.

F. "Runoff Subscribing Reinsurer" as used in this Contract shall mean a Subscribing Reinsurer that experiences one or more of the following circumstances:

1. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

2. The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision or administration (whether voluntary or involuntary), or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3. The Subscribing Reinsurer has become involved in a scheme of arrangement or similar proceeding (whether voluntary or involuntary) which enables the Subscribing Reinsurer to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis; or

4. The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company's prior written consent; or

5. The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

6. The Subscribing Reinsurer has transferred or delegated its claims-paying authority, as respects business subject to this Contract, to an unaffiliated entity.

G. "Term of this Contract" as used in this Contract shall mean the period from 12:01 a.m., Eastern Standard Time, June 1, 2026, to 12:01 a.m., Eastern Standard Time, June 1, 2027. However, if a Subscribing Reinsurer's share is terminated in accordance with the Special Termination Article, "term of this Contract" as used herein shall mean the period from 12:01 a.m., Eastern Standard Time, June 1, 2026, to the effective time and date of termination.

H. "Ultimate net loss" as used in this Contract shall mean the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as defined herein) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all claims on inuring reinsurance (if any), whether collectible or not, and all salvage and other recoveries. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained. In the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment thereby resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the loss adjustment expense incurred in securing such final reduction or reversal shall be prorated between the

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Reinsurer and the Company in the proportion that each benefits from such reduction or reversal. However, for the purposes of this Contract, loss in excess of policy limits and extra contractual obligations arising out of any one loss occurrence shall not exceed 25.0% of ultimate net loss as calculated prior to the consideration of such 25.0% limitation.

Article 12 - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article 13 - Loss Occurrence

A. "Loss occurrence" as used in this Contract shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term "loss occurrence" shall be further defined as follows:

1. As regards any "named storm," all individual losses sustained by the Company arising out of and directly occasioned by such named storm, without regard to the limitations of duration and extent set forth above. "Named storm" means any storm or storm system declared by the US National Hurricane Center, US Central Pacific Hurricane Center, US Weather Prediction Center, or their successor organizations, all being divisions of the US National Weather Service to be a tropical storm or hurricane, and any successors thereof. A storm or storm system that merges with a named storm shall be considered part of that named storm, once it has merged. A named storm shall be deemed to begin at the effective time and date of the first watch, warning or other official advisory applicable to such tropical storm or hurricane issued by the above referenced governmental meteorological agencies. A named storm shall be deemed to end 96 hours after the cancellation of the last watch, warning or other official advisory applicable to such tropical storm, hurricane or successor, issued by the above referenced governmental meteorological agencies irrespective of the duration of the timing or spacing between such watches, warnings or other official advisories. If two or more storms are assigned different names by the above referenced governmental meteorological agencies, each of those storms shall constitute a separate event for purposes of this definition.

2. As regards windstorm, hail, tornado, cyclone, including ensuing collapse and water damage other than named storm, all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event.

3. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 96 consecutive hours, and, with the exception of coordinated union activities (for which there are no geographical restrictions), within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 96 consecutive hours may be extended in respect of individual losses which occur beyond such 96 consecutive hours during the continued occupation of an insured's premises by strikers, provided such occupation commenced during the aforesaid period.

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4. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's loss occurrence.

5. As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (including but not limited to those caused by freezing and/or melting of ice, snow or sleet, or ice damming on structures, or by bursting frozen pipes and tanks) may be included in the Company's loss occurrence.

6. Notwithstanding the above, as regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs A(3) and A(4) above), all individual losses sustained by the Company which commence during any period of 240 consecutive hours within a 250-mile radius of any fixed point selected by the Company may be included in the Company's loss occurrence. However, an individual loss subject to this subparagraph cannot be included in more than one loss occurrence.

B. For all loss occurrences, other than those referred to in subparagraph A(3) above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 or 240 consecutive hours shall apply with respect to one event, except as otherwise provided for in this Article.

C. As respects those loss occurrences referred to in subparagraph A(3) above, if the disaster, accident, or loss occasioned by the event is of greater duration than 96 consecutive hours, the Company may divide that disaster, accident, or loss into two or more loss occurrences and may choose the date and time when each such period of consecutive hours commences, provided no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D. Losses arising from a combination of two or more perils as a result of the same event may be considered as having arisen from one loss occurrence. Notwithstanding the foregoing, the hourly limitations as stated in paragraph A above shall not be exceeded as respects the applicable perils and no single loss occurrence shall encompass a time period greater than 168 consecutive hours, except as otherwise provided for in this Article.

Article 14 - Loss Notices and Settlements

A. As respects each excess layer hereunder, whenever losses sustained by the Company appear likely, in the Company's opinion, to result in a claim hereunder, the Company shall notify the Reinsurer.

B. The Company alone and in its sole discretion shall adjust, settle or compromise all claims and losses hereunder.

C. Loss payments, whether made by the Company as a result of adjustment, settlement or compromise, provided they are within the terms of this Contract, shall be binding on the Reinsurer. The Reinsurer shall pay within 10 business days to the Company its share of

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amounts due upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Article 15 - Cash Call

Notwithstanding the provisions of the Loss Notices and Settlements Article, upon the request of the Company, the Reinsurer shall pay any amount with regard to a loss settlement or settlements that are scheduled to be made (including any payments projected to be made) within the next 30 days by the Company, subject to receipt by the Reinsurer of a satisfactory proof of loss. Such agreed payment shall be made within 14 days from the date the demand for payment was transmitted to the Reinsurer.

Article 16 - Salvage and Subrogation

The Reinsurer shall be credited with salvage or recoveries from subrogation (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving this Contract. Salvage thereon or subrogation recoveries shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company shall enforce its rights to salvage or subrogation relating to any loss, a part of which loss has been sustained by the Reinsurer, and shall prosecute all claims arising out of such rights if, in the Company's opinion, it is economically reasonable to do so.

Article 17 - Premium and Rate

A. As premium for each excess layer of reinsurance provided by this Contract, the Company shall pay the Reinsurer the amount shown as "Deposit Premium" for the excess layer in Schedule A attached hereto in four equal installments of the amount, shown as "Quarterly Deposit Premium" for each excess layer in Schedule A attached hereto on July 1 and October 1 of 2026, and January 1 and April 1 of 2027.

B. The Company shall adjust the deposit premium of each excess layer in Schedule A attached hereto by applying the rate shown as "Premium Rate" for each excess layer in Schedule A attached hereto to its actual total insured value as of September 30, 2026, subject to the amount shown as "Minimum Premium" for each excess layer in Schedule A attached hereto. Any additional premium shall be remitted promptly to the Reinsurer. In the event there is return premium due the Company, such return premium shall be remitted promptly to the Company.

C. Notwithstanding the foregoing, within 45 days following the expiration of this Contract, if the actual total insured value as of September 30, 2026, varies from the projected total insured value as of September 30, 2026, by greater than or equal to 95.0% and less than or equal to 105%, there shall be no premium adjustment. It is agreed and understood that the projected total insured value of September 30, 2026, is $21,563,729,958. Should the actual total insured value exceed the projected total insured value, the Company shall immediately pay the Reinsurer the difference in excess of 105% of the projected total insured value. Should the actual total insured value be less than 95.0% of the projected total insured value, the Reinsurer shall immediately pay the Company the difference below 95.0% of the projected total insured value.

D. "Total Insured Value" as used herein shall mean the overall limit of policies reinsured hereunder, for all property coverages combined.

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Article 18 - Sanctions

Neither the Company nor any Subscribing Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

Article 19 - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract. However, any Subscribing Reinsurer that has experienced any of the circumstances set forth in paragraph A of the Special Termination Article shall not be allowed to implement the provisions of this Article against the Company.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party shall pay, any and all costs and expenses, including reasonable attorneys' fees, incurred in connection with the collection or enforcement of any payment obligations of the debtor party, except those costs and expenses the parties are required to share equally pursuant to the Arbitration Article, plus an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365th of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3. The amount past due, including accrued interest.

Interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

Notwithstanding the provisions of subparagraph B(2) above and the immediately preceding sentence, the interest rate for a Runoff Subscribing Reinsurer shall increase by 1.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 12.0%.

C. If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract, and such payments shall be deemed overdue 30 days past the provided due date. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

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2. As respects a "cash call" made in accordance with the Cash Call Article, payment shall be deemed due 20 days after the demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 20 days, interest shall accrue on the payment or amount overdue in accordance with paragraph B above, from the date the demand for payment was transmitted to the Reinsurer.

3. Any claim or loss payment due the Company hereunder other than as set forth in subparagraph 2 above shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest shall accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

4. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs D(1), D(2) and D(3) above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F. Interest charges arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 20 - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article 21 - Access to Records

A. By giving the Company 15 days of prior notice, the Reinsurer or its designated representatives shall have access at any reasonable time to underwriting, claims and accounting files of the Company which pertain in any way to this Contract. However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it

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is not current in all undisputed payments due the Company, nor shall any right of access be construed to allow the Reinsurer the right to delay or withhold payment for any undisputed losses which shall fall due hereunder.. "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments are disputed.

B. Prior to the access and review by the Reinsurer of certain books and records, the Company may redact names and any other information the Company, in its sole judgment, considers proprietary and any information the Company is required by law or regulation to redact.

Article 22 - Confidentiality

A. The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract, including all information obtained through any audits and any claims information between the Company and the Reinsurer, and any submission or other materials relating to any renewal (hereinafter referred to as "confidential information") are proprietary and confidential to the Company.

B. Except as provided for in paragraph C below, the Reinsurer shall not disclose any confidential information to any third parties, including but not limited to the Reinsurer's subsidiaries and affiliates, other insurance companies and their subsidiaries and affiliates, underwriting agencies, research organizations, any unaffiliated entity engaged in modeling insurance or reinsurance data, and statistical rating organizations.

C. Confidential information may be used by the Reinsurer only in connection with the performance of its obligations or enforcement of its rights under this Contract and shall only be disclosed when required by (1) retrocessionaires subject to the business ceded to this Contract, (2) regulators performing an audit of the Reinsurer's records and/or financial condition, (3) external auditors performing an audit of the Reinsurer's records in the normal course of business, (4) the Reinsurer's legal counsel, or (5) subsidiaries or affiliates of the Reinsurer that assist in underwriting or administrative obligations directly related to this Contract (however, this subparagraph 5 shall not include subsidiaries or affiliates in competition with the Company); provided that the Reinsurer advises such parties of the confidential nature of the confidential information and their obligation to maintain its confidentiality. The Company may require that any third-party representatives of the Reinsurer agree, in writing, to be bound by this Confidentiality Article or by a separate written confidentiality agreement, containing terms no less stringent than those set forth in this Article. If a third-party representative of the Reinsurer is not bound, in writing, by this Confidentiality Article or by a separate written confidentiality agreement, the Reinsurer shall be responsible for any breach of this provision by such third-party representative of the Reinsurer.

D. Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the confidential information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure, to the extent legally permissible, and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

E. Any disclosure of personally identifiable information shall comply with all applicable statutes and regulations governing the disclosure of personally identifiable information that apply by law to the parties of this Contract. "Personally identifiable information" shall be defined as this term or a similar term is defined in any applicable state, provincial, territory, federal or international law.

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Disclosing or using this information for any purpose not authorized by applicable law is expressly forbidden without the prior consent of the Company.

F. The parties agree that any information subject to privilege, including the attorney-client privilege or attorney work product doctrine (collectively "privilege") shall not be disclosed to the Reinsurer until, in the Company's opinion, such privilege is deemed to be waived or otherwise compromised by virtue of its disclosure pursuant to this Contract. Furthermore, the Reinsurer shall not assert that any privilege otherwise applicable to the confidential information has been waived or otherwise compromised by virtue of its disclosure pursuant to this Contract.

G. The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

H. If confidential information is acquired by or made available to an unauthorized third party due to a Subscribing Reinsurer's breach of this Article, the following shall apply:

1. The Subscribing Reinsurer shall notify the Company immediately in writing. However, with respect to personally identifiable information acquired by or made available to an unauthorized third party due to a Subscribing Reinsurer's breach of this Article, that Subscribing Reinsurer shall notify the Company that such a breach has occurred in compliance with any applicable laws and regulations that apply by law to the parties to this Contract. A Subscribing Reinsurer shall indemnify the Company for any and all losses, claims, fines, and expenses, including but not limited to attorneys' fees and costs and credit monitoring expenses, incurred by the Company as a result of that Subscribing Reinsurer's breach of this Article.

2. The Company may, at its option, seek relief by forgoing arbitration as provided in this Contract and bringing an action in any court of competent jurisdiction. The Subscribing Reinsurer acknowledges that any such unauthorized disclosure of confidential information may cause irreparable harm to the Company, and the Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction. The court or other tribunal may award damages, costs and expenses, including reasonable attorneys' fees and other expenses, and any other remedies available under the law due to that Subscribing Reinsurer's breach of this Article.

Article 23 - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article 24 - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay,

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error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article 25 - Currency

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, it shall be construed to mean United States Dollars, and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 26 - Taxes

In consideration of the terms under which this Contract is issued, the Company shall not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.

Article 27 - Federal Excise Tax

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer shall deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 28 - Reserves

A. The Subscribing Reinsurer agrees to fund 100% of its share of the Company's ceded United States unearned premium, if any, and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), and all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer (hereinafter the "Subscribing Reinsurer's United States obligations") by:

1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2. Trust accounts established solely for the benefit of the Company; and/or

3. Cash advances;

if the Subscribing Reinsurer:

1. As of the inception of this Contract (irrespective of any certification date that may be backdated) or during the term of the Contract or thereafter, is unauthorized in any state of

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the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves; or

2. Is not domiciled in the United States of America or its territories or possessions, and has become certified, authorized, trusteed, accepted, approved or qualified in any state of the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves; or

3. Is a Runoff Subscribing Reinsurer; or

4. Has its A.M. Best's and/or Standard & Poor's Financial Strength Rating suspended or withdrawn or assigned or downgraded below A-.

Notwithstanding the provisions above, if the Subscribing Reinsurer became authorized, trusteed, accepted, approved or qualified in any state of the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves before January 1, 2010, then the Subscribing Reinsurer may provide funding via a multi-beneficiary trust amounting to 100% of the Subscribing Reinsurer's United States obligations, and such funding shall be deemed to satisfy the funding requirements under this Article. Any funding in a multi-beneficiary trust shall include an amount of incurred but not reported loss reserves as calculated by the Company.

Notwithstanding the provisions of the Arbitration Article, if a Runoff Subscribing Reinsurer fails to fund its share of the Subscribing Reinsurer's United States obligations under this Contract as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

B. As respects reinsurers that have become certified in any state of the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves, any deferred funding as permitted by certain states in the event of a catastrophe shall not apply to the Subscribing Reinsurer.

C. The Subscribing Reinsurer shall fund 120% of its share of the Company's ceded Canadian unearned premium, if any, and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) (hereinafter the "Subscribing Reinsurer's Canadian obligations") by:

1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

2. Cash advances for the remaining balance of the funding required;

if the Subscribing Reinsurer:

1. Is unauthorized in any province or jurisdiction of Canada and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2. Is a Runoff Subscribing Reinsurer; or

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3. Has its A.M. Best's and/or Standard & Poor's Financial Strength Rating suspended or withdrawn or assigned or downgraded below A-.

The Subscribing Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the Company and the insurance regulatory authorities involved.

Notwithstanding the provisions of the Arbitration Article, if a Runoff Subscribing Reinsurer fails to fund its share of the Subscribing Reinsurer's Canadian obligations under this Contract as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

D. With regard to funding in whole or in part by letters of credit, each letter of credit shall be in a form acceptable to insurance regulatory authorities involved, shall be issued for a term of at least one year and shall include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. Notwithstanding anything to the contrary in this Contract, said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Subscribing Reinsurer, but only for one or more of the following purposes:

1. To reimburse the Company for the Subscribing Reinsurer's share of unearned premiums, if any, returned to insureds on account of policy cancellations, unless paid in cash by the Subscribing Reinsurer;

2. To reimburse the Company for the Subscribing Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Subscribing Reinsurer;

3. To reimburse the Company for the Subscribing Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Subscribing Reinsurer;

4. To fund a cash account in an amount equal to the Subscribing Reinsurer's United States obligations and/or the Subscribing Reinsurer's Canadian obligations funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Subscribing Reinsurer 10 days prior to its expiration date;

5. To refund to the Subscribing Reinsurer any sum in excess of the actual amount required to fund the Subscribing Reinsurer's United States obligations and/or the Subscribing Reinsurer's Canadian obligations, if so requested by the Subscribing Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for D(1), D(2) or D(4) above, or in the case of D(3) above, the actual amount determined to be due, the Company shall promptly return to the Subscribing Reinsurer the excess amount so drawn.

E. At annual intervals, or more frequently as determined by the Company (but never more frequently than quarterly), the Company shall prepare a specific statement, for the sole purpose of amending the respective letters of credit, of the Subscribing Reinsurer's United States obligations and/or the Subscribing Reinsurer's Canadian obligations. Amendments shall be made to said letters of credit in accordance with the following:

1. If the statement shows that the Subscribing Reinsurer's United States obligations exceed the balance of credit applicable thereto as of the statement date, and/or if the statement shows that the portion of the Subscribing Reinsurer's Canadian obligations which

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the Subscribing Reinsurer has elected to fund by letter of credit, if any, exceeds the balance of credit applicable thereto as of the statement date, the Subscribing Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment or amendments of the respective letters of credit increasing the amount of credit by the amount of the applicable difference.

2. If, however, the statement shows that the Subscribing Reinsurer's United States obligations are less than the balance of credit applicable thereto as of the statement date, and/or if the statement shows that the portion of Subscribing Reinsurer's Canadian obligations which the Subscribing Reinsurer has elected to fund by letter of credit, if any, is less than the balance of credit applicable thereto as of the statement date, the Company shall, within 30 days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment or amendments to the respective letters of credit reducing the amount of credit available by the amount of the applicable excess credit.

F. Notwithstanding any other provision of this Article, as respects a Subscribing Reinsurer that is a Reciprocal Jurisdiction Reinsurer, the Subscribing Reinsurer agrees to provide collateral for 100% of the Subscribing Reinsurer's obligations under this Contract, if the Subscribing Reinsurer resists enforcement of a final judgment that is enforceable under the law of the jurisdiction in which it was obtained or a properly enforceable arbitration or arbitral award, whether obtained by the Company or by its legal successor on behalf of its resolution estate, if applicable.

Further, with respect to Certain Underwriting Members of Lloyd's, this Contract does not constitute an American Reinsurance Policy as defined under the Lloyd's US Situs Credit for Reinsurance Trust Deed or the Lloyd's American Credit for Reinsurance Joint Asset Trust Deed. Therefore, the Company does not have recourse to those trust funds with respect to this Contract.

Article 29 - Insolvency

A. This Article shall apply severally to each reinsured company referenced within the definition of "Company" in this Contract. Further, this Article and the laws of the domiciliary jurisdiction shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary jurisdiction of any company intended to be covered hereunder, that domiciliary jurisdiction's laws shall prevail.

B. In the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. However, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro

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rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C. Where two or more Subscribing Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

D. In the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article 30 - Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, such dispute or difference of opinion shall be submitted to arbitration. One arbiter shall be chosen by the Company, the other by the Reinsurer, and an umpire shall be chosen by the two arbiters before they enter upon arbitration, all of whom shall be disinterested active or former officials or experienced individuals who have operated in, or been involved in, business placed in the United States insurance or reinsurance industry for at least 10 years. In the event that either party should fail to choose an arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two arbiters who shall in turn choose an umpire before entering upon arbitration. If the two arbiters fail to agree upon the selection of an umpire within 30 days following their appointment, the two arbiters shall request the American Arbitration Association to appoint the umpire. If the American Arbitration Association fails to appoint the umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the umpire. Notwithstanding the above, in the event the dispute or difference of opinion involves a Runoff Subscribing Reinsurer, the Company may, at its option, choose to forgo arbitration and may bring an action in any court of competent jurisdiction. Such court shall award costs and expenses, including reasonable attorneys' fees and other expenses, if the Company prevails in such action.

B. Each party shall present its case to the arbiters within 30 days following the date of appointment of the umpire. The arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the arbiters shall be final and binding on both parties; but failing to agree, they shall call in the umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the arbiters may be entered in any court of competent jurisdiction. The arbiters may award costs and expenses, including reasonable attorneys' fees and other expenses.

C. If more than one Subscribing Reinsurer is involved in the same dispute, all such Subscribing Reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Subscribing Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Subscribing Reinsurers participating under the terms of this Contract from several to joint.

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D. Each party shall bear the expense of its own arbiter, and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. In the event that the two arbiters are chosen by one party, as above provided, the expense of the arbiters, the umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

F. In the event the dispute or difference of opinion involves a Runoff Subscribing Reinsurer and the Company prevails in the arbitration, the arbiters shall conduct a bad-faith assessment in accordance with applicable law as soon as practicable after their decision. The arbiters shall award any necessary and legally permissible punitive damages to the Company.

Article 31 - Service of Suit

(Applicable if the Subscribing Reinsurer is not domiciled in the United States of America, and/or is not authorized in any state, territory or district of the United States where authorization is required by insurance regulatory authorities)

A. This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B. In the event the Subscribing Reinsurer fails to perform its obligations hereunder, the Subscribing Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Subscribing Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Subscribing Reinsurer, once the appropriate Court is accepted by the Subscribing Reinsurer or is determined by removal, transfer or otherwise, as provided for above, shall comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, shall abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Subscribing Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 32 - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

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Article 33 - Non-Waiver

The failure of the Company to insist on compliance with this Contract or to exercise any right, remedy or option hereunder shall not: (1) constitute a waiver of any rights contained in this Contract, (2) prevent the Company from thereafter demanding full and complete compliance, (3) prevent the Company from exercising such remedy in the future, nor (4) affect the validity of this Contract or any part thereof.

Article 34 - Severability

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any jurisdiction, regulatory body or court, such provision shall be considered void in such jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 35 - Notices and Contract Execution

A. Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B. The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1. Paper documents with an original ink signature;

2. Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3. Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract.

Article 36 - Intermediary

Aon Re, Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract shall be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

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In Witness Whereof, the Company has caused this Contract to be executed by its duly authorized representatives, who also confirm the Company's review of and agreement to be bound by the terms and conditions of the Interests and Liabilities Agreements attached to and forming part of this Contract, as of the date specified below:

This ________________ day of ____________________________ in the year ____________.

CORE Risk Managers, LLC as Attorney-In-Fact for Condo Owners Reciprocal Exchange

_______________________________________________________

This ________________ day of ____________________________ in the year ____________.

Tailrow Risk Managers, LLC as Attorney-In-Fact for Tailrow Insurance Exchange

_______________________________________________________

This ________________ day of ____________________________ in the year ____________.

Homeowners Choice Property & Casualty Insurance Company, Inc.

_______________________________________________________

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Schedule A

Property Catastrophe

Excess of Loss

Reinsurance Contract

Effective: June 1, 2026

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

(hereinafter referred to as the "Company")

	First Excess	Second Excess	Third Excess

Company's Retention	$15,000,000	$100,000,000	$200,000,000

Reinsurer's Per Occurrence Limit	$85,000,000	$100,000,000	$135,000,000

Reinsurer's Term Limit	$170,000,000	$200,000,000	$135,000,000

Minimum Premium	[REDACTED]	[REDACTED]	[REDACTED]

Premium Rate	[REDACTED]	[REDACTED]	[REDACTED]

Deposit Premium	[REDACTED]	[REDACTED]	[REDACTED]

Quarterly Deposit Premium	[REDACTED]	[REDACTED]	[REDACTED]

The figures listed above for each excess layer shall apply to each Subscribing Reinsurer in the percentage share for that excess layer as expressed in its Interests and Liabilities Agreement attached hereto.

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Schedule B

Excluded Counties in the State of Florida

for Homeowners Choice Property & Casualty Insurance Company, Inc. Business:

BREVARD
BROWARD
CHARLOTTE
CITRUS
COLLIER
DESOTO
GLADES
HARDEE
HENDRY
HERNANDO
HIGHLANDS
HILLSBOROUGH
INDIAN RIVER
LAKE
LEE
MANATEE
MARION
MARTIN
MIAMI-DADE
MONROE
OKEECHOBEE
ORANGE
OSCEOLA
PALM BEACH
PASCO
PINELLAS
POLK
SARASOTA
SEMINOLE
ST. LUCIE
SUMTER
VOLUSIA

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Excluded Counties in the State of Florida

for Homeowners Choice Property & Casualty Insurance Company, Inc. Business

Escambia
Santa Rosa
Okaloosa
Walton
Holmes
Washington
Jackson
Bay
Calhoun
Gulf
Gadsden
Liberty
Franklin
Leon
Wakulla
Jefferson
Madison
Taylor
Hamilton
Suwannee
Lafayette
Dixie
Columbia
Gilchrist
Baker
Union
Bradford
Nassau
Duval
Clay
St. Johns
Alachua
Putnam
Flagler
Levy
Marion
Volusia
Citrus
Sumter
Lake
Seminole
Hernando
Orange
Pasco
Brevard
Osceola
Pinellas
Hillsborough
Polk
Indian River
Manatee
Hardee
Highlands
Okeechobee
St. Lucie
Sarasota
DeSoto
Martin
Charlotte
Glades
Palm Beach
Lee
Hendry
Collier
Broward
Miami-Dade
Monroe

Homeowners Choice Property & Casualty Insurance Company, Inc.

Scheduled Counties in the State of Florida

Excluded

• The above map is for illustrative purposes only. Any discrepancy between the listing of Subject Counties in Schedule B and the above map shall be resolved in favor of the listing in Schedule B.

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Pools, Associations and Syndicates Exclusion Clause

(Catastrophe)

It is hereby understood and agreed that:

A. This Contract excludes loss or liability arising from:

1. Business derived directly or indirectly from any pool, association, or syndicate which maintains its own reinsurance facilities. This subparagraph 1 shall not apply with respect to:

a. Residual market mechanisms created by statute. This Contract shall not extend, however, to afford coverage for liability arising from the inability of any other participant or member in the residual market mechanism to meet its obligations, nor shall this Contract extend to afford coverage for liability arising from any claim against the residual market mechanism brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract). For the purposes of this Clause, the California Earthquake Authority shall be deemed to be a "residual market mechanism."

b. Inter-agency or inter-government joint underwriting or risk purchasing associations (however styled) created by or permitted by statute or regulation.

2. Those perils insured by the Company that the Company knows, at the time the risk is bound, to be insured by or in excess of amounts insured or reinsured by any pool, association or syndicate formed for the purpose of insuring oil, gas, or petro-chemical plants; oil or gas drilling rigs; and/or aviation risks. This subparagraph 2 shall not apply:

a. If the total insured value over all interests of the risk is less than $250,000,000.

b. To interests traditionally underwritten as Inland Marine or Stock or Contents written on a blanket basis.

c. To Contingent Business Interruption liability, except when it is known to the Company, at the time the risk is bound, that the key location is insured by or through any pool, association or syndicate formed for the purpose of insuring oil, gas, or petro-chemical plants; oil or gas drilling rigs; and/or aviation risks; unless the total insured value over all interests of the risk is less than $250,000,000.

B. With respect to loss or liability arising from the Company's participation or membership in any residual market mechanism created by statute, the Company may include in its ultimate net loss only amounts for which the Company is assessed as a direct consequence of a covered loss occurrence, subject to the following provisions:

1. Recovery is limited to perils otherwise protected hereunder.

2. In the event the terms of the Company's participation or membership in any such residual market mechanism permit the Company to recoup any such direct assessment attributed to a loss occurrence by way of a specific policy premium surcharge or similar levy on policyholders, the amount received by the Company as a result of such premium surcharge or levy shall reduce the Company's ultimate net loss for such loss occurrence.

3. The result of any rate increase filing permitted by the terms of the Company's participation or membership in any such residual market mechanism following any

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assessment shall have no effect on the Company's ultimate net loss for any covered loss occurrence.

4. The result of any premium tax credit filing permitted by the terms of the Company's participation or membership in any such residual market mechanism following any assessment shall reduce the Company's ultimate net loss for any covered loss occurrence.

5. The Company may not include in its ultimate net loss any amount resulting from an assessment that, pursuant to the terms of the Company's participation or membership in the residual market mechanism, the Company is required to pay only after such assessment is collected from the policyholder.

6. The ultimate net loss hereunder shall not include any monies expended to purchase or retire bonds as a consequence of being a member of a residual market mechanism nor any fines or penalties imposed on the Company for late payment.

7. If, however, a residual market mechanism only provides for assessment based on an aggregate of losses in any one contract or plan year of said mechanism, then the amount of that assessment to be included in the ultimate net loss for any one loss occurrence shall be determined by multiplying the Company's share of the aggregate assessment by a factor derived by dividing the Company's ultimate net loss (net of the assessment) with respect to the loss occurrence by the total of all of its ultimate net losses (net of assessments) from all loss occurrences included by the mechanism in determining the assessment.

8/1/2012

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Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1. This reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I. Nuclear reactor power plants including all auxiliary property on the site, or

II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a) where the Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. The Reassured to be sole judge of what constitutes:

(a) substantial quantities, and

(b) the extent of installation, plant or site.

Note: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

NMA1119

12/12/1957

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Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)

1. This Agreement does not cover any loss or liability accruing to the Reinsured directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph 1 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

(a) Nuclear reactor power plants including all auxiliary property on the site, or

(b) Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

(c) Installations for fabricating complete fuel elements or for processing substantial quantities of radioactive materials, and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

(d) Installations other than those listed in (c) above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operation of paragraphs 1 and 2 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3 shall not operate:

(a) where the Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b) where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.

4. Without in any way restricting the operation of paragraphs 1, 2 and 3 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. This clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6. The term "radioactive material" means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or any law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.

7. The Reinsured to be sole judge of what constitutes:

(a) substantial quantities, and

(b) the extent of installation, plant or site.

8. Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, caused:

(a) by any nuclear incident as defined in or pursuant to the Nuclear Liability Act or any other nuclear liability act, law or statute, or any law amendatory thereof, or nuclear explosion, except for ensuing loss or damage which results directly from fire, lightning or explosion of natural, coal or manufactured gas;

(b) by contamination by radioactive material.

NOTE: Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, paragraph 8 of this clause shall only apply to all original contracts of the Reinsured whether new, renewal or replacement which become effective on or after December 31, 1992.

NMA1980a

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01/04/1996

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Limited Communicable Disease Exclusion No. 2
(Property Treaty Reinsurance)

1. Notwithstanding any provision to the contrary within this Contract, this Contract excludes any loss, damage, liability, claim, cost or expense of whatsoever nature, directly or indirectly caused by, contributed to by, resulting from, arising out of, or in connection with a Communicable Disease or the fear or threat (whether actual or perceived) of a Communicable Disease regardless of any other cause or event contributing concurrently or in any other sequence thereto.

2. Subject to the other terms, conditions and exclusions contained in this Contract, this Contract will cover physical damage to property insured under the original policies and any Time Element Loss directly resulting therefrom where such physical damage is directly caused by or arising from any perils otherwise covered hereunder.

Definitions

3. "Communicable Disease" means any disease which can be transmitted by means of any substance or agent from any organism to another organism where:

3.1. the substance or agent includes, but is not limited to, a virus, bacterium, parasite or other organism or any variation thereof, whether deemed living or not, and

3.2. the method of transmission, whether direct or indirect, includes but is not limited to, airborne transmission, bodily fluid transmission, transmission from or to any surface or object, solid, liquid or gas or between organisms, and

3.3. the disease, substance or agent can cause or threaten damage to human health or human welfare or can cause or threaten damage to, deterioration of, loss of value of, marketability of or loss of use of property.

4. "Time Element Loss" means business interruption, contingent business interruption or any other consequential losses.

LMA5503 (amended)

15 May 2020

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Cyber Loss Limited Exclusion Clause

(Property Treaty Reinsurance) No. 1

1. Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, this reinsurance agreement excludes all loss, damage, liability, cost or expense of whatsoever nature directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with:

1.1 any loss of, alteration of, or damage to or a reduction in the functionality, availability or operation of a Computer System, unless subject to the provisions of paragraph 2;

1.2 any loss of use, reduction in functionality, repair, replacement, restoration or reproduction of any Data, including any amount pertaining to the value of such Data.

2. Subject to the other terms, conditions and exclusions contained in this reinsurance agreement, this reinsurance agreement will cover physical damage to property insured under the original policies and any Time Element Loss directly resulting therefrom where such physical damage is directly occasioned by any perils otherwise covered hereunder.

Definitions

3. Computer System means any computer, hardware, software, communications system, electronic device (including, but not limited to, smart phone, laptop, tablet, wearable device), server, cloud or microcontroller including any similar system or any configuration of the aforementioned and including any associated input, output, data storage device, networking equipment or back up facility.

4. Data means information, facts, concepts, code or any other information of any kind that is recorded or transmitted in a form to be used, accessed, processed, transmitted or stored by a Computer System.

5. Time Element Loss means business interruption, contingent business interruption or any other consequential losses.

LMA5410 (amended)

06 March 2020

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